EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of Abeona Therapeutics Inc., a Delaware corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: October 22, 2026

James Russell Revocable Trust

By:	/s/ James Russell
Name:	James Russell
Title:	Trustee

/s/ James Russell
James Russell